Exhibit 15.3

July 8, 2010

Securities and Exchange Commission

100 F. Street N.E.

Washington, D.C. 20549

Re:	Middle Kingdom Alliance Corp.
No. 000-52358

We have read the statements made by Funtalk China Holdings Limited (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the annual report Form 20-F under Change In Registrant’s Certifying Accountant, to be dated July 9, 2010.  We agree with the statements concerning our Firm made in Change In Registrant’s Certifying Accountant paragraphs one through five in the current Form 20-F.  We have no basis to agree or disagree with the other statements by Funtalk China Holdings Limited contained therein.

Sincerely,

/s/Weiser LLP